UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2007

STRATAGENE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50786	33-0683641
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

11011 North Torrey Pines Road, La Jolla, California	92037
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 373-6300

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Stratagene Corporation, a Delaware corporation (the “Company” or “Stratagene”), in connection with the matters described herein.

Item 8.01.  Other Events.

On April 10, 2007, David Whitney, an alleged holder of Stratagene common stock, on behalf of himself and those similarly situated, filed a complaint in the Superior Court of California, County of San Diego (Case No. 37-2007-0064779-CU-BT-CTL), against the Company and the individual members of the Company’s Board of Directors (collectively, the “defendants”).  The complaint alleges, among other things, that the sale of the Company to Agilent Technologies, Inc., a Delaware corporation (“Agilent”), pursuant to the Agreement and Plan of Merger among the Company, Agilent and a wholly owned subsidiary of Agilent, dated as of April 5, 2007 (the “Merger Agreement”), was the result of an unfair process by which the defendants violated applicable law by breaching their fiduciary duties of loyalty, due care, candor, independence, good faith and fair dealing.  Among other things, the plaintiffs seek certification of the matter as a class action, a declaratory judgment that the Merger Agreement was entered into in breach of the defendant’s fiduciary duties and is therefore unlawful and unenforceable, and an injunction prohibiting the consummation of the merger contemplated by the Merger Agreement.  The Company believes the claims asserted in the complaint are without merit and intends to vigorously defend against this action.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2007	STRATAGENE CORPORATION

	By:	/s/ STEVE MARTIN
		Name:	Steve Martin
		Title:	Vice President and Chief Financial Officer